Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-113391) pertaining to The Timken Company Savings and Investment Pension Plan of The Timken Company of our report dated June 25, 2010, with respect to the financial statements and schedule of The Timken Company Savings and Investment Pension Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 25, 2010